Exhibit 99.1

AITX’s RAD-I Secures Orders, Drives Expansion in Healthcare Industry

Detroit, Michigan, December 17, 2024 — Robotic Assistance Devices, Inc. (RAD-I), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is pleased to announce that it has secured expansion orders from a prominent healthcare provider ranked in the top 25 nationwide. The most recent order builds on the initial deployment of RAD-I’s RIO™ 360 solar-powered security towers as announced in April of this year, which was expanded further in July of 2024.

This latest order reaffirms the healthcare provider’s confidence in RAD-I’s innovative approach to enhancing safety and security across its facilities. The specific details of the order remain confidential; however, the Company anticipates that by the end of the current fiscal year, which ends February 28, 2025, the client will have placed orders for over 40 RIO 360 units at multiple locations nationwide. These deployments underscore the growing demand for RAD-I’s advanced AI-driven solutions in the healthcare sector.

“This continued partnership with one of the nation’s leading healthcare providers reinforces our position as a trusted innovator in the security technology space,” said Mark Folmer, CPP, PSP, FSyI, President of RAD-I. “We are confident that as our solutions continue to deliver measurable performance and value, we’ll see even greater adoption within the healthcare sector and beyond.”

Currently, the client, which operates over 300 locations across North America, has exclusively deployed RIO 360 systems across several of its facilities. Additionally, the client has expressed interest in deploying standalone ROSA™ devices at locations where a RIO system may not be the ideal fit, further expanding the scope of RAD-I’s engagement with this major healthcare provider.

Folmer added, “We see a substantial opportunity to further assist this client by also deploying SARA™ across their facilities. As they test and evaluate the solution, we’re confident it will demonstrate its value in reducing costs and minimizing reliance on manpower while delivering exceptional results in operational efficiency and security management.”

RAD-I’s expanding footprint in the healthcare sector highlights the Company’s commitment to delivering transformative, AI-powered security solutions to industries that demand reliable and cost-effective technology. As the Company continues to execute its growth strategy, it anticipates further strengthening its market presence across key sectors.

Sitting atop a standard RIO 360 configuration are dual ROSA™ units. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD-I’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD-I has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD-I technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/